Exhibit 99.1

OPTIMI HEALTH CORP.

(the “Corporation”)

CODE OF BUSINESS CONDUCT AND ETHICS

1. PURPOSE

1.1 This Code of Business Conduct and Ethics (“Code”) was adopted by the board of directors of the Corporation (the “Board”) and covers a range of business practices and procedures. This Code cannot and does not cover every issue that may arise or every situation in which ethical decisions must be made, but rather sets out key guiding principles of conduct and ethics that the Corporation expects of its employees, directors and officers (including, without limitation, the President and Chief Executive Officer, the Chief Financial Officer and the Vice President of the Corporation). All references to “Employees” in this Code include all employees, directors and officers of the Corporation.

1.2 This Code is designed to deter wrongdoing and to promote:

(a)	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b)	avoidance of conflicts of interest, including disclosure to an appropriate person of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

(c)

full, fair, accurate, timely and understandable disclosure in reports and documents that the Corporation files with, or submits to, the securities regulators and in other public communications made by the Corporation;

(d)	compliance with applicable governmental laws, rules and regulations;

(e)	the protection of Corporation assets, including corporate opportunities and confidential information;

(f)	fair dealing practices;

(g)	the prompt internal reporting to an appropriate person or persons of violations of this Code; and

(h)	accountability for adherence to this Code.

1.3 The Corporation expects all its employees, officers and directors to be familiar with the Code and comply and act in accordance, at all times, with the principles stated above and the more detailed provisions provided herein. Violations of this Code by an employee, officer or director are grounds for disciplinary action up to and including immediate termination of employment, officership or directorship.

1.4 It is not possible to enumerate all of the situations that could result in an actual or apparent violation of this Code. The following areas are, however, of particular concern to the Corporation with respect to the ethical conduct of the Corporation’s business.

2. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

2.1 The Corporation is strongly committed to conducting its business affairs with honesty and integrity and in full compliance with all laws, rules and regulations applicable to the Corporation’s business in the countries in which it operates. Each Employee must at all times respect and obey such laws, rules and regulations, including insider trading laws, and should avoid any situation that could be perceived as improper, unethical or indicate a casual attitude towards compliance with such laws, rules and regulations. Although not all Employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from appropriate personnel. The Corporation endeavours to provide all necessary information to its Employees to promote compliance with laws, rules and regulations, including insider-trading laws.

3. INSIDER TRADING

3.1 Employees and outside consultants who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Corporation’s business. All non-public information about the Corporation or its partners should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult the Corporate Secretary and refer to the Corporation’s Insider Trading and Reporting Policy.

4. CONFLICTS OF INTEREST

4.1 Any conflict of interest that occurs should be reported directly to the Corporate Secretary. Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the audit committee of the Board. A “conflict of interest” occurs when an individual’s private interest (or the interest of a member of their family) interferes in any way - or even appears to interfere - with the interests of the Corporation as a whole. A conflict situation can arise when an Employee (or a member of their family) takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an Employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Corporation. Loans to, or guarantees of obligations of, such persons are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Corporation to, or guarantees by the Corporation of obligations of, any director or executive officer or their family members are expressly prohibited. Employees shall perform the responsibilities of their positions on the basis of what is in the best interests of the Corporation and free from the influence of personal considerations and relationships.

5. CORPORATE OPPORTUNITIES

5.1 Employees are prohibited from: (a) taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Corporation property, information or position; (b) using Corporation property, information, or position for personal gain (including gain of friends or family members); and (c) competing with the Corporation. Employees owe a duty to the Corporation to advance its legitimate interests when the opportunity to do so arises.

6. CONFIDENTIALITY

6.1 Employees must maintain the confidentiality of information entrusted to them by the Corporation or by its customers, suppliers or partners, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors or might be harmful to the Corporation or its customers, suppliers or partners, if disclosed.

7. FAIR DEALING

7.1 Employees shall deal honestly, fairly and ethically with all of the Corporation’s security holders, suppliers, customers, partners, service providers, competitors and other Employees and anyone else with whom they have contact in the course of performing their job. In all such dealings, Employees shall comply with all laws, rules and regulations and not take any actions that would bring into question the integrity of the Corporation or any of its Employees.

8. PROTECTION AND PROPER USE OF CORPORATE ASSETS

8.1 All Employees should endeavor to protect the Corporation’s assets and ensure their efficient use. Theft, carelessness and waste have a direct, negative impact on the Corporation’s image and profitability. All of the Corporation’s assets should only be used for legitimate business purposes. Any suspected incident of fraud or theft should be reported for investigation immediately.

8.2 The obligation of Employees to protect the firm’s assets includes its proprietary information. Proprietary information includes intellectual property such as business, marketing and corporate development information, plans, engineering and all technical information, databases, records, salary information and any unpublished financial or technical data and reports. Unauthorized use or distribution of this information would violate this Code. It could also be illegal and result in civil or even criminal penalties.

9. FINANCIAL REPORTING AND RECORDS

9.1 The Corporation maintains a high standard of accuracy and completeness in its financial records. These records serve as a basis for managing our business and are crucial for meeting obligations to Employees, customers, investors and others, as well as for compliance with regulatory, tax, financial reporting and other legal requirements. Employees who make entries into business records or who issue regulatory or financial reports, have a responsibility to fairly present all information in a truthful, accurate and timely manner. No Employee shall exert any influence over, coerce, mislead or in any way manipulate or attempt to manipulate the independent auditors of the Corporation. Each Employee must cooperate fully with the Corporation’s accounting and internal audit departments, as well as the independent auditors of the Corporation and counsel.

9.2 The Corporation maintains all records in accordance with laws and regulations regarding retention of business records. The term “business records” covers a broad range of files, reports, business plans, receipts, policies and communications, including hard copy, electronic, audio recording, microfiche and microfilm files whether maintained at work or at home. The Corporation prohibits the unauthorized destruction of or tampering with any records, whether written or in electronic form, where the Corporation is required by law or government regulation to maintain such records or where it has reason to know of a threatened or pending government investigation or litigation relating to such records.

9.3 The Corporation’s periodic reports and other documents filed with applicable securities agencies, including the United States Securities and Exchange Commission, including all financial statements and other financial information, must comply with applicable securities laws and rules. Each Employee who is involved in the Corporation’s public disclosure process must: be familiar with and comply with the Corporation’s disclosure controls and procedures and its internal control over financial reporting; and take all necessary steps to ensure that all filings with the securities agencies and all other public communications about the financial and business condition of the Corporation provide full, fair, accurate, timely and understandable public disclosure.

10. PROHIBITED SUBSTANCES

10.1 Illegal drugs are not acceptable or permitted in the workplace. Where prescription or non-prescription (over the counter) drugs which are likely to affect performance or safety are involved, you must notify your supervisor to ensure that safety performance is properly managed. Employees must not allow alcohol to affect their performance at work. Additional rules may be applicable to drugs and alcohol on an exploration or mine site and if you are on such a site, you must familiarize yourself with these rules.

11. ANTI-CORRUPTION AND BUSINESS ETHICS

11.1 Dealing with Public Officials. All dealings between representatives of the Corporation and any public official are to be conducted in a manner that will not compromise the integrity or negatively impact the reputation of any government or public official, or the Corporation, or its affiliates. Even the appearance of impropriety in dealing with a public official is improper and unacceptable.

It is strictly prohibited to give, offer or agree to give a “benefit” of any kind to a “public official” in order to influence the performance of duties or functions of the public official, or the acts or decisions of the official’s government or public organization, or to obtain any other business advantage. It is also strictly prohibited to ask, or knowingly allow, someone else – an agent or other third party – to give, offer or agree to give any benefit to a public official for any such improper purpose. These prohibitions apply regardless of whether a government official requests the benefit.

A “benefit” includes any service, gift, kickbacks, preferential hiring or contracting, and certain charitable contributions, political donations or sponsorships. “Public officials” include local community leaders, members of a political party, political candidates, relatives of government officials, members of a royal family, employees of state-owned businesses and employees of public international organizations such as the United Nations.

All representatives are responsible for following the Corporation’s procedures for carrying out and reporting business transactions.

11.2 Gifts and Entertainment. Employees will not accept gratuities, favours or gifts of any sort having more than a nominal and limited value. Representatives should neither seek nor accept gifts, payments, services, fees, strictly leisure trips or accommodations, special valuable privileges, or loans from any person (except from persons in the business of lending and then on conventional terms) or from any organization or group that does, or is seeking to do, business with the Corporation or any of its affiliates, or from a competitor of the Corporation or any of its affiliates.

Representatives shall not furnish, directly or indirectly, on behalf of the Corporation, expensive gifts or provide excessive entertainment or benefits to other persons. Representatives, whose duties permit them to do so, may furnish modest gifts, favours and entertainment to persons provided all of the following are met:

(a)	they are not in cash, bonds or negotiable securities and are of limited value so as not to be liable of being interpreted as a bribe, payoff or other improper payment;

(b)	they are made as a matter of general and accepted business practice;

(c)	they comply with “Dealing with Public Officials” above and do not otherwise contravene any laws, and are made in accordance with generally accepted ethical practices; and

(d)	if subsequently disclosed to the public, their provision would not in any way embarrass the Corporation or their recipients.

12. OBLIGATIONS ON LEAVING THE CORPORATION

12.1 On leaving the Corporation no matter what the circumstances, each Employee must hand over all Corporation assets and items containing business information. Even after leaving the Corporation, all Employees have a continuing obligation to maintain the confidentiality of such information, which includes intellectual property that may have been created while working with the Corporation. Certain Employees may be subject to acquisition or other restrictions within specified areas of interest.

13. EXTERNAL EMPLOYMENT

13.1 Employees should keep outside activities separate from Corporation work. Employees should ensure that outside activity does not involve the use of the Corporation’s property, information, money, facilities, time or the services of fellow Employees. Employees should avoid outside activity likely to adversely affect either their work or someone else’s, or which could discredit either the Corporation or themselves, or which could conflict with the Corporation’s interests.

14. USING THIS CODE, WAIVERS AND REPORTING VIOLATIONS

14.1 It is the responsibility of all Employees to understand and comply with this Code.

14.2 The Corporation is committed to taking prompt action against violations of the Code and it is the responsibility of all Employees to comply with the Code and to report violations or suspected violations to the Corporate Secretary. Employees may also discuss their concerns with their supervisor who will then report suspected violations to the Corporate Secretary.

14.3 The Corporate Secretary is appointed by the Board and is responsible for investigating and resolving all reported complaints and allegations and shall advise the President and Chief Executive Officer, the Chief Financial Officer and/or the Audit Committee of the Corporation.

14.4 The Corporate Secretary will report suspected fraud or securities law violations for review by the Audit Committee. The Audit Committee will report all violations reviewed to the Board of Directors.

14.5 The Corporate Secretary will report regularly to the Board on the results and resolution of complaints and allegations concerning violations of the Code.

14.6 No waivers of any provision of this Code may be made except by the Board. Any waiver or amendment shall be reported as required by law or regulation.

14.7 It is against the Corporation’s policy to take any action against any Employee for his or her reporting in good faith any violation of this Code or any of the Corporation’s other guidelines, codes of conduct or policy statements. If you have any questions about this Code or what is expected of our Employees, please contact the Corporate Secretary.

15. EFFECTIVE DATE

This Code was implemented by the Board on May 6, 2021 and amended on July 18, 2025.